Exhibit 99.1

Amplify Snack Brands, Inc. Reports Second Quarter 2017 Financial Results

Net Sales of $101.0 Million in Second Quarter

Company Revises Full Year Fiscal 2017 Outlook

Announces Ben Clarke to Join Board of Directors

Austin, Texas – August 8, 2017 – Amplify Snack Brands, Inc. (“Amplify” or the “Company”) (NYSE:BETR), a leading marketer and manufacturer of branded better-for-you snack food products, today reported financial results for the 13 and 26 weeks ended July 1, 2017.

13 Weeks Ended July 1, 2017 Highlights

•	Net sales were $101.0 million, an increase of 68.7% year-over-year

•	Gross profit was $38.5 million, representing 38.1% of net sales

•	Net income was $1.2 million, or $0.02 per fully diluted share

•	Adjusted net income (non-GAAP) was $6.0 million, or $0.08 per fully diluted share

•	Adjusted EBITDA (non-GAAP) was $22.6 million, representing 22.4% of net sales

26 Weeks Ended July 1, 2017 Highlights

•	Net sales were $188.2 million, an increase of 64.8% year-over-year

•	Gross profit was $73.8 million, representing 39.2% of net sales

•	Net income was $1.7 million, or $0.02 per fully diluted share

•	Adjusted net income (non-GAAP) was $10.3 million, or $0.13 per fully diluted share

•	Adjusted EBITDA (non-GAAP) was $42.7 million, representing 22.7% of net sales

“We are pleased with the continued growth and momentum across our portfolio of better-for-you brands. SkinnyPop’s ready-to-eat offering and compelling new product innovation fueled velocity and distribution gains and we benefited from growth in our Paqui and Oatmega brands, in spite of ongoing challenges in the U.S. food retail environment. Our International team continued to make good progress on the improvement of our operating performance during the second quarter, although we continue to expect it to take time for us to return to the rate of growth and profitability we know the business is capable of achieving. Although we are encouraged by our first half performance, success of our new innovation and international momentum, we are updating our annual outlook for 2017 to reflect the continued near-term market headwinds we are experiencing in the U.K. and continued softness in U.S. Food. We are in the right space, with the right brands with plenty of whitespace and runway ahead of us for continued profitable growth. We remain committed to executing on our strategic initiatives to drive sales growth, profitability and value for our shareholders,” said Tom Ennis, Amplify’s President and Chief Executive Officer.

13 Weeks Ended July 1, 2017

Net sales for the 13 weeks ended July 1, 2017 increased 68.7% to $101.0 million compared to $59.9 million for the three months ended June 30, 2016. The increase in net sales reflects the addition of Tyrrells’ international portfolio of brands and Oatmega, which we did not own during the full prior year period, strong growth from SkinnyPop product innovation, as well as new distribution and increased velocity of the Paqui brand. In addition, the 13 weeks ended July 1, 2017 benefited from strong promotions at key acccounts within the SkinnyPop ready-to-eat (“RTE”) line. Foreign currency exchange had an immaterial impact on the Company’s operating results for the 13 weeks ended July 1, 2017.

Gross profit was $38.5 million, or 38.1% of net sales, compared to $32.5 million, or 54.4% of net sales for the three months ended June 30, 2016. The decrease in gross margin percentage for the 13 weeks ended July 1, 2017 was primarily due to the acquisition of Tyrrells and to a lesser extent the increased net sales mix from the Oatmega and Paqui brands, and new SkinnyPop innovation, all of which have lower gross margin profiles than the SkinnyPop RTE products. The 13 weeks ended July 1, 2017 was also a more heavily promoted period compared to the prior year period.

SG&A was $21.0 million compared to $14.3 million for the three months ended June 30, 2016. Net income was $1.2 million, or $0.02 per fully diluted share, compared to net income of $8.8 million, or $0.12 per fully diluted share, for the three months ended June 30, 2016. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $6.0 million, or $0.08 per fully diluted share, compared to adjusted net income of $11.3 million for the three months ended June 30, 2016, or $0.15 per fully diluted share.

Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 3.9% to $22.6 million from $21.7 million for the three months ended June 30, 2016, primarily reflecting higher net sales and gross profit, partially offset by higher Adjusted SG&A (non-GAAP). As a percentage of net sales, Adjusted EBITDA was 22.4% compared to 36.3% in the three months ended June 30, 2016. The decrease in Adjusted EBITDA as a percentage of net sales was primarily due to the addition of Tyrrells and strategic investments in consumer marketing activities to drive brand awareness and trial, as well as investments in infrastructure and personnel.

26 Weeks Ended July 1, 2017

Net sales for the 26 weeks ended July 1, 2017 increased 64.8% to $188.2 million, compared to $114.2 million for the six months ended June 30, 2016. The increase in net sales reflects the addition of Tyrrells’ international portfolio of brands and Oatmega, which we did not own during the full prior year period, strong growth from SkinnyPop product innovation, as well as new distribution and increased velocity of the Paqui brand.

Gross profit for the 26 weeks ended July 1, 2017 increased $12.8 million to $73.8 million, or 39.2% of net sales, compared to $61.0 million, or 53.4% of net sales for the six months ended June 30, 2016. The decrease in gross margin was primarily due to the acquisition of Tyrrells and to a lesser extent increased net sales mix from the Oatmega and Paqui brands, and new SkinnyPop innovation, all of which have lower gross margin profiles than the SkinnyPop RTE products.

SG&A was $42.8 million compared to $25.4 million for the six months ended June 30, 2016. Net income was $1.7 million, or $0.02 per fully diluted share, compared to net income of $17.2 million, or $0.23 per fully diluted share, for the six months ended June 30, 2016. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $10.3 million, or $0.13 per fully diluted share, based on 76.8 million diluted shares outstanding, compared to adjusted net income of $21.4 million for the six months ended June 30, 2016, or $0.29 per fully diluted share, based on 74.8 million diluted shares outstanding.

Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 3.4% to $42.7 million from $41.3 million for the six months ended June 30, 2016, primarily reflecting higher net sales and gross profit, partially offset by higher Adjusted SG&A (non-GAAP). As a percentage of net sales, Adjusted EBITDA was 22.7% compared to 36.2% in the six months ended June 30, 2016. The decrease in Adjusted EBITDA as a percentage of net sales was primarily due to the addition of the Tyrrells and Oatmega brands and strategic investments in consumer marketing activities to drive brand awareness and trial, as well as investments in infrastructure and personnel.

Segment Review

North America: For the 13 weeks ended July 1, 2017, North America segment net sales and operating income were $69.6 million and $22.1 million, respectively. This compares with North America segment net sales and operating income of $59.9 million and $22.1 million, respectively for the three months ended June 30, 2016.

For the 26 weeks ended July 1, 2017, North America segment net sales and operating income were $129.7 million and $43.1 million, respectively. This compares with North America segment net sales and operating income of $114.2 million and $42.5 million, respectively for the six months ended June 30, 2016.

International: For the 13 weeks ended July 1, 2017, International segment net sales and operating loss were $31.3 million and $0.5 million, respectively.

For the 26 weeks ended July 1, 2017, International segment net sales and operating loss were $58.5 million and $1.7 million, respectively.

Balance Sheet and Cash Flow

As of July 1, 2017, the Company had cash and cash equivalents of $12.8 million and net availability under its $50.0 million revolving line of credit of $43.6 million. Net debt, as defined under the Company’s credit facility, represents outstanding indebtedness less cash and cash equivalents, was $595.6 million as of July 1, 2017, compared to $610.3 million as of April 1, 2017. The decrease was primarily attributable to $12 million of debt paydown driven by EBITDA generation and improved working capital management during the 13 weeks ended July 1, 2017. Amplify’s leverage ratio as calculated under the Company’s credit facility was 6.2x trailing twelve month EBITDA at July 1, 2017. The Company remains committed to reducing its long-term net leverage to under 4.5x of Consolidated EBITDA, as defined under the Company’s credit facility.

Outlook

The Company updated its full year 2017 guidance to reflect its year-to-date results and current view on the remainder of the year. For the full year 2017 the Company now expects the following:

•	Net sales of $385 million to $400 million

•	Adjusted EBITDA of $92 million to $100 million

•	Cash and non-cash interest expense of approximately $43 million to $45 million

•	Effective tax rate (non-GAAP) of 37% to 39%

•	Adjusted EPS (non-GAAP) of $0.35 to $0.43

•	Fully diluted share count of approximately 77.0 million shares

•	Foreign currency exchange rate of 1.28 USD:GBP in the second half of 2017

As a result of the timing of planned distribution and sales gains across the Company’s business segments, it expects the rate of year-over-year growth for both sales and profitability to increase as the year progresses. Although the Company plans to invest more heavily in marketing behind its North America and International brands in the third quarter, it expects continued margin improvement in the second half of 2017 relative to the first half of 2017.

The Company has not reconciled its expected Adjusted EBITDA to net income or Adjusted EPS to earnings per share under “Outlook” because it has not finalized calculations for several factors necessary to provide the reconciliations, including net income and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time.

Appointment of New Director to Amplify Board

The Company also announced today the appointment of Ben Clarke to its Board of Directors, effective as of September 1, 2017. Ben has previously served as the Chief Executive Officer of U.K.-based Burton’s Biscuits and as an executive with Kraft Foods Inc. Most recently Ben had been serving as an International advisor to Amplify.

“We are pleased to announce that Ben Clarke has agreed to join the Amplify Board of Directors. Ben is a seasoned executive and has significant experience navigating the UK food retail landscape through his prior leadership experience at Burton’s and Kraft and has already been an invaluable member of the Amplify team. We look forward to Ben joining our Board of Directors.”

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results today, Tuesday, August 8, 2017 at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470.

In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at http://amplifysnackbrands.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, August 22, 2017, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13666813.

About Amplify Snack Brands, Inc.

Headquartered in Austin, Texas, Amplify Snack Brands is a high growth snack food company focused on developing and marketing products that appeal to consumers’ growing preference for Better-For-You (BFY) snacks. Our brands SkinnyPop®, Tyrrells®, Paqui®, Oatmega®, Lisa’s® Chips, The Wholesome Food CompanyTM, and Thomas ChipmanTM embody our BFY mission of “snacking without compromise” and have amassed a loyal customer base across a wide range of food distribution channels in the United States, United Kingdom, Canada, Europe and Australia. For additional information, please visit: http://amplifysnackbrands.com.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding our performance, including in the section titled “Outlook.” Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The important factors that could cause actual results to differ materially from those in any forward-looking statements include, but are not limited to, the following: (i) changes in consumer preferences and discretionary spending may have a material adverse effect on our brand loyalty, net sales, results of operations and financial condition, (ii) we rely on sales to a limited number of distributors and retailers for the substantial majority of our net sales, and the loss of one or more such distributors or retailers may harm our business, (iii) sales of a limited number of SkinnyPop products and flavors contributed all of our historical profitability and cash flow and a reduction in the sale of our SkinnyPop products would have a material adverse effect on our ability to remain profitable and achieve future growth, and (iv) our ability to successfully integrate the Tyrrells business and our other recent acquisitions with our existing operations.

Further information on these and other factors that could affect our financial results and the forward-looking statements in this press release are included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (“SEC”) and in other filings we will make with the SEC from time to time, particularly under the caption Risk Factors.

You should not place undue reliance upon forward-looking statements as predictions of future events. Amplify has based the forward-looking statements contained in this press release on its current expectations and projections about future events and trends that it believes may affect its business, financial condition, results of operations and prospects. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Amplify undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Non-GAAP Measures

In order to aid understanding of Amplify’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release.

Management believes that Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Adjusted EBITDA and Adjusted net income are not and should not be considered alternatives to net income or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share may differ from methods used by other companies. Management believes that these non-GAAP measurements are important to help gain an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. We have not reconciled our expected Adjusted EBITDA to net income or Adjusted EPS to earnings per share under “Outlook” because we have not finalized our calculations of several factors necessary to provide the reconciliations, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of our control and/or cannot be reasonably predicted at this time.

Investors:

Amplify Snack Brands, Inc.

Josh Gittler, 512-640-8377

jgittler@amplifysnacks.com

or

ICR

Katie Turner, 646-277-1228

katie.turner@icrinc.com

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Consolidated Balance Sheets

(in thousands)

	July 1, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,761	$10,323
Accounts receivable, net	44,080	42,852
Inventories	23,250	18,250
Other current assets	5,471	7,804

Total current assets	85,562	79,229
Property, plant and equipment, net	65,741	45,884
Other assets:
Goodwill	149,480	151,953
Intangible assets, net	575,082	559,996
Other non-current assets	1,028	1,178

Total assets	$876,893	$838,240

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$53,353	$45,087
Senior term loan- current portion	5,940	5,936
Tax receivable obligation- current portion	7,114	7,114
Notes payable, net- current portion	4,832	991
Other current liabilities	2,640	908

Total current liabilities	73,879	60,036
Long-term liabilities:
Senior term loan, net	570,065	571,576
Revolving credit facility, net	4,845	7,210
Notes payable, net	1,919	6,678
Net deferred tax liabilities	62,682	54,890
Tax receivable obligation	81,905	81,905
Other liabilities	6,307	4,211

Total long-term liabilities	727,723	726,470
Total shareholders’ equity	75,291	51,734

Total liabilities and shareholders’ equity	$876,893	$838,240

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Consolidated Statements of Operations

For the Thirteen Weeks and Twenty-Six Weeks Ended July 1, 2017 and

Three and Six Months Ended June 30, 2016

(unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended July 1, 2017	Three Months Ended June 30, 2016	Twenty-Six Weeks Ended July 1, 2017	Six Months Ended June 30, 2016
Net sales	$100,974	$59,866	$188,192	$114,211
Cost of goods sold	62,509	27,318	114,417	53,245

Gross profit	38,465	32,548	73,775	60,966
Operating expenses:
Sales and marketing	11,891	7,969	22,316	13,648
General and administrative	9,149	6,285	20,506	11,717
Loss on change in fair value of contingent consideration	118	—	118	—

Total operating expenses	21,158	14,254	42,940	25,365

Operating income	17,307	18,294	30,835	35,601
Interest expense	11,005	3,126	21,978	6,152
Other income, net	(613)	—	(891)	—

Income before income taxes	6,915	15,168	9,748	29,449
Income tax expense	5,729	6,400	8,034	12,279

Net income	$1,186	$8,768	$1,714	$17,170

Earnings per share:
Basic and diluted	$0.02	$0.12	$0.02	$0.23

Weighted average common shares outstanding:
Basic	76,761,585	74,798,232	76,758,859	74,818,584

Diluted	76,839,818	74,847,862	76,838,408	74,846,083

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income

(in thousands)

	Thirteen Weeks Ended July 1, 2017	Three Months Ended June 30, 2016	Twenty-Six Weeks Ended July 1, 2017	Six Months Ended June 30, 2016
Net income	$1,186	$8,768	$1,714	$17,170
Non-GAAP adjustments:
Interest expense	11,005	3,126	21,978	6,152
Income tax expense	5,729	6,400	8,034	12,279
Depreciation expense	1,671	168	3,585	275
Amortization of intangible assets	1,816	1,091	3,599	2,154
Equity-based compensation expense	(343)	1,090	1,401	2,169
Loss on change in fair value of contingent consideration	118	—	118	—
Loss on exit activity (1)	—		190
Foreign currency gains	(615)	—	(1,083)	—
Transaction-related expenses:
Acquisition-related expenses (2)	1,728	474	2,578	474
Executive recruitment (3)	291	—	579	—
Equity offering-related expenses (4)	—	615	—	615

Adjusted EBITDA	$22,586	$21,732	$42,693	$41,288
Less:
Interest expense	11,005	3,126	21,978	6,152
Depreciation expense	1,671	168	3,585	275

Adjusted net income before taxes	9,910	18,438	17,130	34,861
Adjusted income tax expense	3,907	7,136	6,810	13,499

Adjusted net income	$6,003	$11,302	$10,320	$21,362

Adjusted earnings per share- diluted	$0.08	$0.15	$0.13	$0.29

Weighted average common shares outstanding- diluted	76,839,818	74,847,862	76,838,408	74,846,083

(1)	Represents a loss recorded in connection with our entry into a sublease.
(2)	Includes legal, accounting and consulting fees along with severance expenses and integration costs incurred in connection with corporate M&A-related activities.
(3)	Represents fees paid to help conduct our search for executive leadership and board of director personnel.
(4)	Includes legal, accounting, printing and filing fees paid in connection with the our secondary equity public offering, which closed in May 2016.

Amplify Snack Brands, Inc.

Reconciliation of GAAP Selling and Marketing and General and Administrative (“SG&A”) Expenses

to Adjusted SG&A Expenses

(In thousands)

	Thirteen Weeks Ended July 1, 2017	Three Months Ended June 30, 2016	Twenty-Six Weeks Ended July 1, 2017	Six Months Ended June 30, 2016
SG&A	$21,040	$14,254	$42,822	$25,365
Less:
Depreciation expense	(247)	(66)	(503)	(116)
Amortization of intangible assets	(1,816)	(1,091)	(3,599)	(2,154)
Equity-based compensation expense	343	(1,090)	(1,401)	(2,169)
Transaction-related expenses:
Acquisition-related expenses (1)	(1,728)	(474)	(2,578)	(474)
Executive recruitment (2)	(291)	—	(579)	—
Equity offering-related expenses (3)	—	(615)	—	(615)

Adjusted SG&A	$17,301	$10,918	$34,162	$19,837

(1)	Includes legal, accounting and consulting fees along with severance expenses and integration costs incurred in connection with corporate M&A-related activities.
(2)	Represents fees paid to help conduct our search for executive leadership personnel.
(3)	Includes legal, accounting, printing and filing fees paid in connection with the our secondary equity public offering, which closed in May 2016.